Exhibit (d)(aa)(1)
AMENDMENT NO. 1 TO
PORTFOLIO MANAGEMENT AGREEMENT
     Reference is made to the Portfolio Management Agreement (the “Agreement”) made the 2nd day of February 2009, by and among Pacific Life Fund Advisors LLC, a Delaware limited liability company (“Investment Adviser”), Western Asset Management Company, a California corporation (“Portfolio Manager”), and Pacific Select Fund, a Massachusetts business trust (“Trust”). The Agreement is hereby amended to add the provisions set forth below (together the “Amendment”), which is made effective on May 1, 2011 (“Effective Date”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.
RECITALS
     WHEREAS, Investment Adviser, Portfolio Manager and Trust are parties to the Agreement;
     WHEREAS, the parties desire to appoint Portfolio Manager to serve as subadviser to another portfolio of the trust; and
     WHEREAS, the parties desire to amend the Agreement upon the following terms and conditions;
     NOW, THEREFORE, in consideration of the renewal of the premises, promises, and mutual covenants, contained in the Agreement and herein, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the Agreement is amended as follows:
1.	The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

2.	All terms and conditions set forth in the Agreement are hereby confirmed and remain in full force and effect.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers.

Western Asset Management Company

By:	/s/ Barbara L. Ziegler

Name:	Barbara L. Ziegler

Title:	Head of Client Service and Marketing Support

Pacific Select Fund Amendment No. 1 to the Portfolio Management Agreement with Western Asset Management Company

Pacific Life Fund Advisors LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee

Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee

Title:	VP, Fund Advisor Operations	Title:	VP & Assistant Secretary

Pacific Select Fund

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee

Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee

Title:	Vice President	Title:	AVP & Assistant Secretary

Pacific Select Fund Amendment No. 1 to the Portfolio Management Agreement with Western Asset Management Company
EXHIBIT A
PACIFIC SELECT FUND
FEE SCHEDULE
Effective: May 1, 2011
Portfolio: Diversified Bond Portfolio
     The Investment Advisor will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the Diversified Bond Portfolio according to the following schedule:

Rate%	Break Point (assets)
0.225%	First $300 million
0.15%	Excess over $300 million up to $2 billion
0.10%	Excess over $2 billion
Portfolio: Inflation Protected Portfolio
     The Investment Advisor will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the Inflation Protected Portfolio according to the following schedule:

Rate%	Break Point (assets)
0.125%	First $100 million
0.075%	Next $100 million
0.050%	Next $800 million
0.040%	Next $1 billion
0.030%	Excess over $2 billion
Both Portfolios: Fee for Services shall be prorated for any portion of a year in which the Agreement is not effective.